                                                                    EXHIBIT 99.6

                          CONVERTIBLE PROMISSORY NOTE


$5,000,000.00                                                     May 12, 1999
                                                            Irvine, California


       The undersigned, Interplay Entertainment Corp. (the "Company"), hereby promises to pay to the order of Titus Interactive SA or its assignee (the "Holder") the principal amount of FIVE MILLION DOLLARS ($5,000,000.00) with interest on the unpaid principal balance at the rate of six percent (6.0%) per annum until principal and interest have been paid in full. Such interest shall accrue on the basis of actual days based on a 365-day year. Unless earlier accelerated or converted in accordance with the terms hereof, the entire amount of principal and interest shall be due and payable in full on the earlier of (a) August 31, 1999 or (b) the date upon which the Company and Holder mutually agree not to consummate the transactions contemplated by the Letter Agreement (as defined below) (in any case, the "Maturity Date"). Principal and interest shall be paid in lawful money of the United States. This Note may not be prepaid without the prior written consent of the Holder which may be granted or withheld in Holder's discretion.

       Each payment made pursuant to this Note shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease to accrue upon the principal so credited.

       This Note is issued to the Holder pursuant to that certain Letter of Intent of even date herewith among the Company, the Holder and Brian Fargo (the "Letter Agreement") and is entitled to the benefits thereof.

       "Event of Default" shall mean the occurrence or existence of any one or more of the following: (i) failure of the Company to make any payment when due of principal or interest on this Note; (ii) if the Company shall become insolvent or file a petition under any chapter of the United Sates Bankruptcy Code or a petition to take advantage of any other bankruptcy or insolvency law;
(iii) if a custodian, receiver or trustee of all or any part of the Company's property shall be appointed and not be dismissed within 60 days; (iv) if any assignment for the benefit of the Company's creditors shall be made; (v) if the Company admits in writing its inability to pay its debts generally as they become due; (vi) the Company breaches any covenant contained herein (other than that covered by clause (i) above) or in the Letter Agreement or in any other agreement by which the Company is bound to the Holder, and the Company fails to cure such breach for a period of thirty (30) days after the Company receives notice of such breach from the Holder; (vii) any of the representations or warranties of the Company contained in the Letter Agreement were untrue in any material respect when made; (viii) the acceleration of the indebtedness outstanding pursuant to that certain Loan and Security Agreement dated June 16, 1997 between the Company and Greyrock Business Credit, as amended to date (the

"Greyrock Indebtedness"); or (ix) any event which constitutes (or with the giving of notice or lapse of time or both would constitute) a default under any material indebtedness (defined as any indebtedness equal to $100,000 or more) of the Company owed to a bank, commercial lender or other financial institution (other than the Greyrock Indebtedness). Upon the occurrence of any Event of Default, the unpaid principal amount of and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

       Principal and interest shall be paid in lawful money of the United States and shall be made to Holder c/o Titus Software Corporation, 20432 Corisco Street, Chatsworth, California 91311, or at such other place as Holder shall have designated to the Company in writing for such purpose.

       Until this Note has been paid in full, at any time on or after the Maturity Date, the unpaid balance of this Note may be converted, at the option of Holder, in whole or in part, into a number of fully paid and nonassessable shares of the Company's Common Stock (the "Common Stock") which shall equal the quotient of (a) the unpaid balance of this Note which Holder so elects to convert divided by (b) the price per share of Common Stock. The "price per share of Common Stock" shall be the average closing price (appropriately adjusted for stock dividends, stock splits or combinations) of the Common Stock on the NASDAQ National Market System, as reported in The Wall Street Journal or
                                                     -----------------------
other nationally recognized publication or service that reports such data, for the ten (10) consecutive trading days immediately preceding the effective date of registration of the Common Stock in accordance with the terms of the Initial Stock Purchase Agreement (as defined in the Letter Agreement).

       The conversion of this Note into Common Stock may be effected at any time on or after the Maturity Date, on any business day prior to payment in full, by the Holder providing the Company with Holder's written irrevocable election to convert (such notice to be effective upon receipt by the Company, including by facsimile, at its principal executive offices), and thereupon the indebtedness owed under this Note which is so converted shall be extinguished. Holder shall be deemed the holder of record of the number of shares of Common Stock into which this Note is so converted as of the effective date of such notice. Promptly after its receipt of such notice, the Company shall notify its transfer agent of such conversion, and cause such transfer agent to issue a stock certificate therefor in the name of Holder as promptly as practicable, and in any event within fifteen (15) business days thereafter.

       The Company shall at all times reserve and keep available for issuance upon the conversion of the unpaid balance or any portion thereof of this Note such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion in full of the unpaid balance of this Note.

       The Company agrees to pay all costs, including reasonable attorneys' fees, incurred by the Holder in enforcing payment or conversion hereof, or its other rights hereunder or under the Letter Agreement, and hereby waives to the full extent permitted by law, all rights to plead any statute of limitations as a defense to any action hereunder.

       The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, stock split, stock dividend, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of the unpaid balance of this Note at the time outstanding.

       In case (1) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the conversion of the unpaid balance of this Note) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or (2) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or (3) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the conversion of the unpaid balance of this Note) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least thirty (30) days prior to the date therein specified.

       This Note shall be governed by, and construed and enforced in accordance with, the internal laws (and not the law of conflicts) of the State of California.

                 [CONVERTIBLE PROMISSORY NOTE SIGNATURE PAGE]

       IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the day and year first written above.


                       INTERPLAY ENTERTAINMENT CORP.,
                       a Delaware corporation


                           /s/ Brian Fargo
                       By: _____________________________
                       Name: Brian Fargo
                       Title:Chief Executive Officer and
                             Chairman of the Board
                                      -4-